UNITED STATES
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L-1 Identity Solutions, Inc.

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Frequently Asked Questions for
L-1 Identity Solutions Customers, Partners, Distributors and
Service Providers
Who are the Acquirers of L-1 Identity Solutions?
•	The identity solutions business, which is comprised of the biometric, secure credentialing and enrollment services divisions, are being sold to Safran.
•	The government / intelligence services businesses, which are comprised of SpecTal Intelligence Services, McClendon Engineering and Analytical Solutions and Advanced Concepts Information Technology Solutions, are being sold to BAE Systems.
Who is Safran? Who is Morpho?
Safran is a leading international high-technology group with three core businesses: aerospace, defense and security. The company, which has more than 55,000 worldwide (of which 4,000 are in the U.S.), is headquartered in France. Safran’s success is largely based on an alliance with GE Aviation, which was established in 1974 and has become over the years the largest success story in commercial aviation. Therefore, Safran has a deep and long standing experience of business and customers in the United States; its largest aerospace customer for its best selling CFM56 engine is the U.S. Air Force, and there have been multiple years in which it has been the largest European supplier of the Boeing Commercial Aircraft company. In the Security arena, Morpho proudly serves numerous Federal, State and local agencies, including the FBI.
Through its subsidiary Morpho, Safran has established itself as a global leader in the homeland security domain focused on three main market segments comprised of identification solutions, secured e-documents, and detection of explosives and illicit materials. Morpho’s 2009 revenues were split between EMEA (63%), the Americas (28%, of which the U.S. represents 22%) and Asia/Pacific (12%) and amounted to approximately USD 1.4 billion on a proforma basis.
The acquisition of L-1 by Safran offers the L-1 divisions immediate international scalability and reach to better support the needs of the increasingly international identity market, which requires a multinational organization to address its geographic breadth. It will also bring increased resources and investment in R&D that will accelerate development of new solutions to serve customers better and to maintain competitiveness.
Who is BAE Systems?
BAE Systems is a highly complementary global defense, security and aerospace company delivering a full range of products and services for air, land and naval forces, as well as advanced electronics, security, information technology solutions and customer support services.
Why is this acquisition in our best interest?
Simply put, this transaction will create a company that can serve your needs better, with expanded offerings, improved technology and systems and an expanded global footprint.

Morpho has been one of the pioneering global companies in the field of Identity management and biometrics and has a deep experience in AFIS systems and overall identity systems. Its focus is very complementary to the multi-modal technology focus of L-1, and combining with Safran, a global company with significant expertise in this space, will allow us to offer our customers additional offerings and an expanded presence around the world. It also brings increased resources and investment in R&D that will allow us to continue to innovate and remain at the forefront of multi-modal technology and identity management as we work to solve a wider range of customer challenges.
Why is L-1 being sold now?
L-1 has played a leading role in the development of multi-modal biometric technologies and helped create the identity management market. Since we began in 2006, the industry has grown significantly. Today, it requires a strong global infrastructure, greater scalability and reach, larger investments in R&D and increased resources from human capital to cash, in order to solve increasingly larger scale and more complex identity management challenges and the customer mission. The acquisition of L-1 by a well established and reputable global organization in the identity management space, such as Morpho, represents the most immediate and efficient means of providing these capabilities. It is the natural step in the evolution of L-1, which best responds to market forces that demand the globalization of reach and the expansion of R&D investment to meet the coming challenges. This acquisition will ensure that the solutions and services customers and partners rely upon will continue to be available for years to come. It also expands the types of customers we can serve and gives us the ability to tackle a greater range of identity-related challenges worldwide than ever before.
Why is L-1 being sold in parts?
The government / intelligence services and solutions businesses are being sold separately because the sum of the parts drew a higher value than the whole from a larger number of interested parties.
Why did was Safran selected as the buyer for the identity component of L-1?
Our financial advisors were hired to help conduct a strategic review process (auction process) that would enable the Company’s Board of Directors to make the decision that would maximize shareholder value. Safran emerged as the leading bidder for our business because of the strategic fit between our company and Safran/Morpho, the highly complementary nature of our respective focuses, the compatibility of business operations and cultures, and the deep understanding that Morpho has of the global identity market. In other words, Safran offered both the best fit for us from the perspective of capabilities, employees and customers and the best value for our shareholders.
Why isn’t L-1 being sold to a U.S. company?
Identity management is no longer just a U.S. issue. It’s of global concern. As a result, the market has grown to the point that it requires an understanding of U.S. needs, but within the context of global delivery and reach. Safran offers exactly that: it is a global company that has a significant presence in the United States. Safran also is an important contributor to the U.S. economy.

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FAQs: L-1 Identity Solutions Customers, Partners, Distributors and Service Providers

It currently operates in 40 locations in 18 States and has approximately 4,000 employees around the country.
Safran is a trusted partner with U.S. law enforcement, cities, States, businesses, and the U.S. Federal government. This partnership spans Safran’s full range of products and services, and the largest single end-user of Safran’s products and services is the U.S. Department of Defense. This acquisition is all about creating best of breed security technologies—regardless of the location of those who created them—in order to continue to address the ever more complex needs of the U.S. market, as well as the emerging needs of the global market for security and identity.
It is important to note that Safran has successfully cleared previous reviews by the Committee on Foreign Investment in the United States (CFIUS) for other U.S. businesses they have previously purchased. This government committee reviews foreign acquisitions, mergers and takeovers of U.S. businesses to ensure there are no national security issues that will result from such acquisitions. Furthermore, Safran’s U.S. subsidiary maintains robust compliance programs to ensure that Safran complies with all applicable U.S. law.
We believe the combination of L-1 and Safran/Morpho represents an excellent market driven fit that will benefit customers in the United States and around the world.
Is there a government review process
There will be two customary reviews that will commence shortly; both are standard for a multinational transaction of this size.
•	Hart-Scott Rodino (HSR) review by the Department of Justice or the Federal Trade Commission. In this review, the Department of Justice or the Federal Trade Commission will review the transaction for any possible anti-trust issues before approving its consummation.
•	The review by the Committee on Foreign Investment in the United States (CFIUS). This government committee reviews foreign acquisitions, mergers and takeovers of U.S. businesses to ensure there are no national security issues that will result from such acquisitions.
Will there be any issues in selling your businesses to a foreign entity?
As part of the standard review, the transaction will be reviewed by The Committee on Foreign Investment in the United States (CFIUS). This government committee will assess the potential impact of such a foreign transaction on national security, taking into account all factors including the acquiring companies’ track records and commitment to the United States that has been demonstrated over the last decades through the creation of trusted relationships with U.S. customers and jobs in the country. The acquiring companies involved have extensive experience with the CFIUS process, having successfully navigated it before with other acquisitions. In addition, both currently own other U.S. technology solutions and services companies. Safran currently operates in 40 locations in 18 States and has approximately 4,000 employees in the U.S. As a result, we do not anticipate that the CFIUS review will hinder the close of either transaction.

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FAQs: L-1 Identity Solutions Customers, Partners, Distributors and Service Providers

Will customers be contacted by the Federal agencies handling CFIUS and HSR review?
Yes, there is a possibility that you may be contacted by the Federal agencies handling CFIUS and HSR review.
Who will we work with to address questions that arise from customers with classified contracts?
Please refer any questions that may arise to your point of contact within L-1.
How long will this process take?
The Safran transaction is expected to be completed in the first quarter of 2011 and is subject to shareholder and regulatory approvals, including review by the U.S. Antitrust Authorities, the Committee on Foreign Investment in the United States (CFIUS), as well as the satisfaction of other customary closing conditions.
What will happen if the proposed transaction does not receive approval?
In the unlikely event that the proposed transaction does not receive approval at the end of the approval process, the transaction will not close. It is therefore important to keep in mind that until the transaction passes all regulatory and shareholder approval, L-1 and its acquirers must continue to operate as standalone companies in pursuit of their own business strategies and initiatives.
Does Safran have a U.S. operation? Who at Safran is responsible for running the business day-to-day?
Safran already has a significant presence in the United States, which includes approximately 4,000 employees. It is envisioned that the L-1 businesses will be added to the portfolio of companies that Safran currently operates in the United States and globally primarily through the Morpho subsidiary of Safran.
Morpho employs 5,600 people around the world. 1,000 are based in the United States, 2,700 are in EMEA, 1,300 are in Asia-Pacific and 600 are based in other areas of the Americas. The remaining 3,000 U.S. employees are employed within GE-Safran Homeland Security and in other areas of aerospace and defense.
Morpho, which is led by President and CEO Jean-Paul Jainsky, maintains several vertically focused companies under Morpho in the United States. These include:
•	MorphoTrak, which is focused on the biometric business in the U.S. and was established as a result of the merger between Sagem Morpho and Motorola Printrak; and
•	Morpho Detection (MDI) which is focused on the detection business globally and resulted from the acquisition by Safran of GE Homeland Protection.

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FAQs: L-1 Identity Solutions Customers, Partners, Distributors and Service Providers

In the last two years, Safran went through the CFIUS review process twice. Their U.S. subsidiary maintains robust compliance programs to ensure that Safran complies with all applicable U.S. law.
Who will run the L-1 businesses post acquisition and where will they be located? Will we have access to them during the process?
Safran plans to integrate L-1’s operations into Morpho, which will be organized to include several business units similar to the divisional structure of L-1, with the Secure Credentialing and Enrollment Services Divisions operating as new business units added to Morpho. It is anticipated that the L-1’s Biometric Division will be merged with MorphoTrak.
A process will be conducted, which will involve an integration team comprised of members of management with experience from both companies, as soon as practically possible and within the confines of regulatory approval constraints, which restrict the scope of exchange between the two companies prior to the close of the deal, to determine the most appropriate organizational structure and leadership. After the close of the transaction, the team will work on a definitive integration plan. Naturally, Morpho highly values the existing L-1 talent and divisional leadership and will leverage it as much as possible to ensure the best management of the combined company going forward. Through the recent successful integrations in the U.S. of former Printrak (merged with Sagem Morpho to become MorphoTrak and GE HLP businesses (now Morpho Detection), Morpho demonstrated its ability to integrate new businesses while taking a best-of-both approach to businesses management and talent.
It is envisioned that a Morpho U.S. entity will be created after closing in order to reflect the largely U.S. nature of the Morpho business. This entity will include the integrated activities of Morpho’s current U.S. operations, as well as L-1 Identity Solutions operations. We expect that the divisional leadership will be largely retained, with appropriate roles to be determined during the management review process.
It is anticipated that L-1s major operations sites in the United States will be maintained and transformed into centers of excellence focused on L-1’s current key competencies. The goal is to create a company that is focused on the expansion of best-of-breed capabilities and extension of market reach.
Did you consider other bidders?
L-1 followed a fair process as outlined by our financial advisors and this included discussions with multiple interested parties.
What was the amount of the sale of L-1?
Please see the press release issued separately for financial details of the transactions.

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FAQs: L-1 Identity Solutions Customers, Partners, Distributors and Service Providers

What does this sale mean to me as an L-1 customer or partner?
Customer satisfaction is incredibly important to Safran, and the company is committed to ensuring that throughout the transition customers continue to receive the same superior service to which they have become accustomed. It should also be noted that U.S. customers will continue to be served from the U.S. by U.S. entities under U.S. management.
For customers, this acquisition means that L-1 will now have a larger portfolio of solutions to utilize in solving a wider range of customer challenges related to identity management. It enables the L-1 team to have an immediately larger reach to better serve the needs of our customers globally. Finally, the added resources that come from being acquired by Safran will ensure that we can continue to fund R&D efforts on the scale required to continue to solve identity management challenges well into the future.
What is the structure of the new organization, who is on the management team and how will the decision making process be conducted?
Following the closing of both transactions, Morpho intends to combine L-1 with its existing business under one umbrella to create an industry-leading provider of solutions for homeland security. Jean-Paul Jainsky will remain President and CEO of Morpho. Upon receiving the necessary approvals and closing of the transaction, Safran plans to assemble an integration team comprised of members of management with experience from both companies to develop and implement a detailed transition plan. Both companies are committed to keeping customers and partners informed about our transition to the new structure as decisions are made.
Will this change the terms of our existing contract or commitments?
For customers, it will be business as usual, with no anticipated changes in service. Safran will look to offer new solutions that help our combined customers capture new opportunities.
What is the effect on service and support for the solutions we currently have from L-1?
For customers, it will be business as usual, with no anticipated changes in service. Your contracts will continue to be served by the individuals and teams that you know and trust.
What will happen to the name L-1 Identity Solutions?
Following the closing of both transactions, Safran intends to combine L-1 with its existing business, Morpho, under one umbrella. The company will no longer be known as L-1 Identity Solutions.
Will Safran be eliminating any existing products or services that we have purchased from L-1? If so, how will this be handled?
For customers, it will be business as usual, with no anticipated changes in products and services. The acquisition will be positive for customers, offering expanded solutions and delivering improved versions of products and technologies.

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FAQs: L-1 Identity Solutions Customers, Partners, Distributors and Service Providers

What is the impact on the existing technology patent portfolio?
There is no adverse effect to the existing L-1 technology patent portfolio. The portfolio will become additive to that of the Safran. In fact, Safran has a very strong patent portfolio of its own and continues to make significant investments in furthering intellectual property. For example, in 2009 it filed 500 patents and invested more than USD 1 billion in R&D.
Will the names of the products change?
Any name changes that may be made would be done in a seamless way that would have minimal impact on our customers. Both companies have significant experience in this area, having gone through mergers and consolidations in the recent years.
Is the acquisition going to have an impact on product price?
At this time, there is no expected impact to product price.
Will there be changes with regard to the product warranty timeframe or terms or conditions?
Safran will honor all existing product warranties, terms and conditions.
Will all products from the combined company now be manufactured from the same location?
Safran does not expect to modify any of the existing manufacturing agreements or locations at this time.
Will shipment lead times change?
There will be no changes to shipment lead times.
Will my credit terms be impacted?
There will be no impact to credit terms.
Will I have a new point of contact once L-1 is sold?
The same teams that you have worked with at L-1 will continue to serve your needs moving forward. We do not expect any changes to the day-to-day points of contact as a result of these transactions.

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FAQs: L-1 Identity Solutions Customers, Partners, Distributors and Service Providers

Which L-1 executives and personnel will become part of Safran?
Upon receiving the necessary approvals and closing of the transaction, Safran plans to assemble an integration team comprised of members of management with experience from both companies to develop and implement a detailed transition plan.
Through the recent successful integrations in the United States of Printrak, which merged with Sagem Morpho to become MorphoTrak, and the GE HLP businesses, which is now Morpho Detection, Morpho has demonstrate its ability to integrate businesses while taking a best-of-both approach to such businesses’ management and talent.
We expect that the operational leadership of each of business unit will be largely retained, with appropriate roles to be determined during the management review process.
Will there be any layoffs and if so, how will you ensure that this does not negatively impact me as a customer or partner?
Upon receiving the necessary approvals and closing of the transaction, Safran plans to assemble an integration team comprised of members of management with experience from both companies to develop and implement a detailed transition plan. Customer satisfaction is a top priority, and during this transition, we are committed to ensuring that our customers continue to receive the same superior service to which they have become accustomed. In fact, Safran will look to offer new solutions that help our combined customers capture new opportunities.
Should any changes have the potential to impact our customers, partners, distributors or service providers in any way, you will be notified as soon as possible. We will do everything we can to ensure uninterrupted operations and complete business continuity.
Will any of the L-1 offices be closing?
The functions of the corporate office in Stamford, CT will be absorbed into the existing infrastructure of the acquiring companies. Therefore, the Stamford, CT, office is expected to close at the conclusion of the transaction. At this time, no other major office closings are expected as a result of the acquisitions.
Will the focus of L-1 change post-acquisition?
There are no plans to change the focus of L-1 solutions and services post acquisition.
What will be the financial capability of the new company, do I need to worry about financial stability? Where can I get a financial statement?
As subsidiaries of Safran, the Morpho companies benefit from the financial stability of Safran. Safran has very solid financials and is sufficiently funded. All details about Safran financials can be found on its web site (www.safran.fr). Safran is a listed company on the Paris stock exchange.

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FAQs: L-1 Identity Solutions Customers, Partners, Distributors and Service Providers

Will we be working with a U.S. company for financing and contracting or a foreign entity?
Safran directly finances its subsidiaries. In each subsidiary, cash is managed through cash pooling mechanisms put in place by the Safran corporate entity. Notwithstanding this mechanism, it should be noted that U.S. customers will be served from the United States by U.S. entities led by U.S. management.
How will our performance bond be covered, who is responsible for liquidated damages or program performance issues?
This will be covered at the Morpho level.
Important Information for Investors and Stockholders
This communication may be deemed to be solicitation material in respect of the proposed acquisition of L-1 by Safran. In connection with the proposed acquisition, L-1 intends to file a proxy statement and other relevant materials with the SEC. INVESTORS AND SECURITY HOLDERS OF L-1 ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT L-1, SAFRAN AND THE PROPOSED ACQUISITION.
Investors and security holders may obtain a copy of the proxy statement and other relevant materials filed with the SEC free of charge (when they become available) at the SEC’s web site at www.sec.gov. The proxy statement and such other documents, when they become available, may also be obtained free of charge on L-1’s website at www.L1ID.com under the tab “Investor Relations” or by contacting L-1’s investor relations department at (203) 504-1109.
L-1 and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies of L-1 stockholders in connection with the proposed acquisition. Information regarding L-1’s directors and executive officers is set forth in L-1’s proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on March 16, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available).
Forward Looking Statements
This communication contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views based on management’s beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the timing of consummating the proposed transactions, the risk that a condition to closing of the proposed transactions may not be satisfied, the risk that a regulatory approval that may be required for the proposed transactions is not obtained or is obtained subject to conditions that are not anticipated, the ability of the Company to successfully refinance or amend its credit agreement on a timely basis if required, and additional risks and uncertainties described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2009 and the Company’s Form 10-Q for the quarter ended June 30, 2010. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

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FAQs: L-1 Identity Solutions Customers, Partners, Distributors and Service Providers